Exhibit 10.14

THIRD AMENDMENT DATED APRIL 18, 2018 TO THE LEASE

DATED JULY 9, 2014 THE “ORIGINAL LEASE”

THE FIRST AMENDMENT DATED MARCH 30, 2015, AND THE SECOND AMENDMENT DATED

SEPTEMBER 16, 2015 BY AND BETWEEN

ASSET GROWTH PARTNERS, L.P. as LESSOR

and ELASTICSEARCH, INC., as LESSEE

This Third Amendment dated April 18, 2018, shall serve to amend the terms of the Original Lease, the First Amendment and the Second Amendment as follows:

1)

Paragraph 1.2 Expansion Premises: In addition to the Premises as defined in the Original Lease, the First Amendment, and the Second Amendment (the “Existing Premises”), Lessee shall lease from Lessor the following additional premises of the Building on the terms and conditions contained herein: 7,625 rentable square feet located on the 3rd floor, as depicted on Exhibit “A” attached hereto (the “Expansion Premises”, and together with the Existing Premises, the “Premises”). Any reference to the “Commencement Date” or words of similar import in the Lease shall mean the Expansion Premises Commencement Date as to the Expansion Premises, unless the context clearly indicates otherwise. After the Expansion Premises Commencement Date, all references in the Lease to the Premises shall include the Expansion Premises.

2)	Paragraph 1.5 Term:

A)

1. Should Lessor’s contractor construct the Tenant Improvements, this Third Amendment shall commence on the date of Lessor’s substantial completion of tenant improvements therein according to plans and specifications approved by Lessor (“Expansion Premises TI’s”) and delivery of possession of the Premises to Lessee in the required condition (the “Expansion Premises Commencement Date”) and ending 84 months from commencement date (“Expansion Premises Term”), however, should Lessee request construction to stop or be delayed, the commencement date shall be backdated to reflect the date substantial completion would have occurred if Lessor was not prohibited from allowing construction to continue.

2. Should Lessee determine to engage with a contractor other than Lessor’s contractor, this Third Amendment shall commence and the Expansion Premises Commencement Date shall occur no later than 90 days following Lessor delivering the premises to Lessee in the required condition (the “Expansion Premises Commencement Date”) to begin construction according to plans and specifications approved by Lessor (“Expansion Premises TI’s”) and ending 84 months from commencement date (“Expansion Premises Term”).

3. Following the Expansion Premises Commencement Date, Lessee shall receive 2 weeks of free rent.

4. If Lessee performs the Expansion Premises TI’s, the following provisions shall apply in lieu of those set forth in Exhibit B. Subject to its review of more detailed plans therefor, Lessor hereby approves of Lessee’s construction of improvements as set forth in Exhibit C hereto. Lessor shall disburse the TI Allowance from time to time within thirty (30) days of Lessee’s request accompanied by invoices in the amount requested during the course of construction, which Lessee may not request more often than monthly. Notwithstanding anything to the contrary herein, (a) Lessor shall be solely responsible for all costs required to bring the Expansion Premises into compliance with laws or related to unknown conditions or the presence of hazardous materials on or about the Office Building Project and (b) the date Lessee is obligated to commence paying rent as to the Expansion Premises shall be extended by one (1) day for each day Lessee’s completion of the Expansion Premises TI’s is delayed due to Lessor’s delay (including its failure to timely complete the temporary access corridor work in accordance with the Lessee’s construction schedule) or force majeure. Lessee shall be entitled to surrender such Expansion Premises TI’s upon the termination of the Lease. Where no time period is specified, Lessor shall respond to any consent or approval request within five (5) business days. In the event Lessor fails to fund the Tenant Improvement Allowance, Lessee shall have the right to offset such amounts against Base Rent first coming due under the Lease.

5. Landlord shall deliver the Expansion Premises in the condition required under Section 6.3 of the Original Lease.

B)

The term for the Existing Premises, Suite 300- 17,767 square feet, Suite 170- 5,000 square feet, and Suite 170#2- 6,686 square feet shall be extended to also terminate 84 months from the Expansion Premises Commencement Date (the “Existing Premises Term”, and together with the Expansion Premises Term, the “Term”).

3)

Paragraph 1.6 Base Rent: In connection with the addition of the Expansion Premises, Base Rent under the Original Lease, First Amendment, and Second Amendment shall be increased as follows after the Expansion Premises Commencement Date, subject to Section 2(A)(3) above:

(a)

Base Rent with respect to Expansion Premises shall be $8.25 per square foot per month or an increase of Sixty-Two Thousand Nine Hundred Six Dollars and 25/100 ($62,906.25) in monthly Base Rent during the Expansion Premises Term, provided that the foregoing amount shall increase by 3% on the first anniversary of the Expansion Premises Commencement Date and annually thereafter. Base Rent for Suite 300- 17,767 square feet, Suite 170- 5,000 square feet, and Suite 170#2- 6,686 square feet shall also continue to increase by 3% annually beginning January 1, 2020.

4)

Paragraph 1.8 Security Deposit: Upon execution of this Third Amendment, Lessee shall deliver to Lessor an additional security deposit in the amount of One Million Ten Thousand Eight Hundred Four Dollars and 00 cents ($1,010,804.00). This amount combined with the existing Three Hundred Seventy-Five Thousand Dollars and 00 cents ($375,000.00) shall constitute a total cash security deposit of One Million Three Hundred Eighty-Five Thousand Eight Hundred Four Dollars and 00 cents, (1,385,804.00). Rent payment for the thirteenth month, twenty-fifth month and thirty-seventh month of this Third Amendment shall be deducted from the security deposit.

5)

Paragraph 1.9 Lessee’s Share of Operating Expense Increase: Effective as of the Expansion Premises Commencement Date, Lessee’s Share of Operating Expense Increase, as set forth in the Original Lease, the First Amendment and the Second Amendment shall be increased by 6.5%, so that during the Expansion Premises Term, Lessee’s Share of Operating Expense Increase under the Original Lease, as amended hereby, shall be 36%. In addition, notwithstanding anything in the Lease to the contrary, any reference to “Base Year” in the Lease shall refer to 2018 as to the Expansion Premises, during the extended term, with respect to the existing premises.

6)

Paragraph 34 Signs: Lessee shall have the right, with Lessors approval, to have building signage either on the building and/or on the monument. Lessor will work with Lessee and the city to determine the size and location of such signage. All signage shall be completed at Lessee’s sole cost and expense.

7)

Paragraph 48 Tenant Improvements: Unless Lessor elects to perform the Expansion Premises TI’s, Lessor shall cause to be constructed the Expansion Premises TI’s in accordance with the final floor plan and specifications approved by both Lessee and Lessor (“Expansion Premises Tenant Improvement Work”), per the attached Exhibit B “Work Letter”, provided that Lessor shall not be obligated to pay for any portion of the Expansion Premises Tenant Improvement Work that exceeds $152,500.00. However, in addition to the $152,500.00 (such amount being the “Tenant Improvement Allowance”), Lessor shall agree to pay for the construction and demolition of the temporary corridor necessary for code compliance. Lessee shall have the option to request additional bids from contractors approved by Lessor for this project provided however that such contractor must comply with the attached “Work Letter”. Even if Lessee performs the Expansion Premises Tenant Improvement Work, Lessor shall promptly and in accordance with Lessee’s construction schedule perform the temporary corridor work described above at its sole cost.

8)

Paragraph 49 Option to Renew: Lessee’s existing Option to Renew shall apply to this Third Amendment as to all of the Premises at the end of the Term provided however, Lessee may have the option to extend for 3 to 5 years, as designated by Lessee.

9)

Paragraph 50 First Right of Refusal: Lessee shall have a First Right of Refusal on the 3rd floor space commonly known as suite 300, consisting of approximately 10,500 square feet. Lessor shall give Lessee notice of availability at which time Lessee shall have 10 business days to determine if they would like to enter into an agreement to lease said premises. If Lessee elects to lease the premises, the rate per square foot would be equivalent to that which Lessee is then paying for their existing premises at the time of occupancy and would be co-terminus with the termination date of this 3rd Amendment. Should Lessee exercise this Right of First Refusal Lessor shall contribute $20.00 per square foot towards Tenant Improvements and terms of Section 2(a)(4) shall apply with respect thereto. The First Right of Refusal shall be continuous during the Term and any extension thereof. Lessee’s rejection of any particular offer shall not relieve Lessor of its obligation to again offer suite 300 to Lessee at any time that suite 300 subsequently becomes available.

10)

Right to Terminate: Lessee shall have the right to terminate this lease if Lessee needs additional square footage that the building chooses not to or is unable to accommodate on fair market terms. Lessee shall give Lessor 6 months written notice, such notice shall not be given prior to January 1, 2022, that Lessee requires additional square footage. Lessor shall inform Lessee within 90 days of receiving said notice as to whether they can accommodate the request. If Lessor does not have or chooses not to provide further expansion space for Lessee on fair market terms, Lessee may terminate the Lease and shall pay a termination fee equal to 8 months of the current rent and operating costs. If Lessee would like to sub-lease the space Lessor will co-operate fully in finding an acceptable replacement tenant. If the parties do not agree on whether the additional space is being offered on fair market terms, such terms shall be determined in accordance with Section 49 of the Original Lease.

11)

Relinquishment of premises: Upon the termination date of the existing sub-lease between Elasticsearch and Foghorn, Lessee shall relinquish their existing first floor space consisting of 5,380 square feet and have no further obligation to pay rent to Lessor or have any further liability for such space and, on such date, Lessee Share of Operating Expenses shall decrease by 4.6% to 31.4%.

12)

Letter of Credit: Addendum attached. Notwithstanding anything in the Lease or this Amendment to the contrary, Lessor shall only draw upon the Letter of Credit following an event of default and only to the extent required to cure the event of default. In the event that Lessor draws upon the Letter of Credit solely due to Lessee’s failure to renew the Letter of Credit at least thirty (30) days before its expiration (i) such failure to renew shall not constitute a default hereunder and (ii) Lessee shall at any time thereafter be entitled to provide Lessor with a replacement Letter of Credit that satisfies the requirements hereunder, at which time Lessor shall return the cash proceeds of the original Letter of Credit drawn by Lessor. In the event Lessor improperly draws upon the Letter of Credit or misapplies the Letter of Credit proceeds, Lessee shall have the right to offset such amounts against rent.

13)

Disability Accessibility Disclosure. For purposes of Section 1938 of the California Civil Code, as of the date of this Amendment, Lessor hereby discloses to Lessee, and Lessee hereby acknowledges, that, to Lessor’s knowledge, the Premises and Building have not been inspected by a Certified Access Specialist (“CASp”). Accordingly, “a CASp can inspect the Premises and determine whether the Premises complies with all of the applicable construction related accessibility standards under state law. Although state law does not require a CASp inspection of the Premises, Lessor may not prohibit Lessee from obtaining a CASp inspection of the Premises for the occupancy or potential occupancy of Lessee, if requested by Lessee. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection. , the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the Premises.”

14)

Lender Consent. Lessor represents that it has received the consent to this Third Amendment from any Lender with a lien on the Building and shall deliver a copy thereof to Lessee concurrently with Lessor’s execution hereof.

Except as otherwise provided herein, all other terms and conditions of the Original Lease, First Amendment and Second Amendment shall remain unchanged.

AGREED:

LESSOR:		LESSEE:

ASSET GROWTH PARTNERS L.P.		ELASTICSEARCH, INC.

By:	/s/ Thomas J. Rees	By:	/s/ David Mitchell
	Thomas J. Rees		David Mitchell
President of General Partner

Date: 4/24/18		Date: 4/24/18

Exhibit A

Exhibit B

WORK LETTER

I. TENANT IMPROVEMENTS

The tenant improvement work shall consist of the work required to complete certain improvements to the Premises pursuant to approved “Working Drawings and Specifications”. Tenant shall employ a licensed architect (the “Architect”) for preparation of the “Preliminary Plan” and “Working Drawings and Specifications”. The Tenant Improvement Work shall be undertaken and performed in accordance with the following requirements:

A

Tenant shall submit to Landlord a (“Preliminary Plan”). Within 5 business days following its submission to Landlord, Landlord, shall approve or disapprove the Working Drawings and Specifications, and in either case, Landlord’s approval shall not be unreasonably withheld. If Landlord disapproves the Preliminary Plan, Landlord shall specify in detail the reasons for disapproval and Tenant shall cause the Architect to modify the Preliminary Plan, Working Drawings and Specifications or Change to incorporate Landlord’s suggested revisions in a mutually satisfactory manner.

B.

Landlord shall enter into a construction contract (the “TI Contract”) with a licensed general contractor reasonably approved by Tenant (the “TI Contractor”) for construction of the Tenant Improvements. Landlord shall cause three (3) general contractors to bid for construction of the Tenant Improvements. If Tenant so desires, Tenant may also select a general contractor, reasonably acceptable to Landlord, to bid the work. All work that would be disruptive to existing tenants in the building must be done before 8:30 a.m. or after 5:00 p.m. Monday through Friday or on weekends. Such work shall include, but is not limited to the following:

a)	Demolition

b)	Core drilling

c)	Framing

d)	Any work that requires drilling or hammering into the floor or ceiling

e)	Floor preparation

f)	Ceiling insulation

C.

Tenant shall cause to be prepared, as quickly as practicable, but no later than May 31, 2018, final plans, specifications and working drawings of the Tenant Improvements (“Final Plans”), as well as an estimate of the total cost for the Tenant Improvements (“Cost Estimate”), all of which conform to or represent logical evolutions of or developments from the Preliminary Plans. The Final Plans and Cost Estimate shall be delivered to Landlord immediately upon completion. As soon as approved by Landlord and Tenant, Landlord shall submit the Final Plans to all appropriate governmental agencies and thereafter the Landlord shall use its best efforts to obtain required governmental approvals as soon as practicable.

D.

After the Final Plans have been approved by Landlord and Tenant as provided above, neither party shall have the right to require extra work or change orders with respect to the construction of the Tenant Improvements without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed. All change orders shall specify any change in the Cost Estimate and the amount of any delay in the substantial completion of the improvements as a consequence of the change order.

E.

Landlord shall thereafter commence construction of the Tenant Improvements and shall diligently prosecute such construction to completion. The Improvements shall be constructed by Landlord in a good workmanlike manner in accordance with the law and in accordance with the Final Plans, as amended. When the Tenant Improvements are complete, Landlord shall deliver possession of the Premises to Tenant.

F.	Materials must be delivered to the premises before 8:30 a.m. or after 6:00 p.m.

G.	Prior to the commencement of the Tenant Improvement Work, TI Contractor shall deliver to Landlord a copy of the final application for permit and issued permit for the work.

H.

The TI Contractor shall comply with Landlord’s reasonable requirements as generally imposed on third party contractors, including without limitation all insurance coverage requirements and the obligation to furnish appropriate certificates of insurance to Landlord, prior to commencement of construction or the Tenant Improvement Work.

I.	A construction schedule shall be provided to Landlord prior to commencement of the construction of the Tenant Improvement Work, and weekly updates shall be supplied during the progress of the work.

J.

The Tenant Improvement Work shall be subject to inspection at all times by Landlord and its construction manager, and Landlord and/or its construction manager shall be permitted to attend weekly job meetings with the TI Contractor.

K.

Upon completion of the Tenant Improvement Work, the TI Contractor shall cause to be provided to Landlord a close-out package which shall include: (i) as-built drawings of the Tenant Improvements work signed by the Architect, (ii) PDF files of the improved space (iii) a final punch list signed by Tenant, (iv) final and unconditional lien waivers from the TI Contractor and all subcontractors, and (v) a certificate of occupancy for the Premises (collectively, the “Close-Out Package”).

L.

The TI Contractor and its subcontractors shall be permitted to enter the Premises on and after the Delivery Date to construct the Tenant Improvements. The foregoing license to enter the Premises prior to the Commencement Date is, however, conditioned upon the compliance by the TI Contractor with all requirements imposed by Landlord on third party contractors, including without limitation the maintenance of workers’ compensation and public liability and property damage insurance by the TI Contractor in amounts and with companies and on forms satisfactory to Landlord, with certificates of such insurance being furnished to Landlord prior to proceeding with any such entry. Tenant shall apply and pay for all utility services required for the Tenant Improvements. Landlord shall not be liable in any way for any injury, loss or damage which may occur to any such work being performed by the TI Contractor, the same being solely at contractor’s risk. So long as such occupancy does not interfere with Landlord’s construction of the Tenant Improvements, Tenant shall have the right to enter the Premises prior to completion of the Tenant Improvements for the purpose of installing its equipment, data, telecommunications systems and trade fixtures. Such entry shall be subject to all of the terms of the lease except the obligation to pay rent.

II.	COST OF THE TENANT IMPROVEMENTS WORK

A.

Landlord shall provide to Tenant a tenant improvement allowance credit in the amount of $152,500.00 (the “Landlord’s Contribution”), based on $20.00 per square foot of the Premises, towards the “Completion Cost” of the Tenant Improvements (as hereinafter defined), with any excess cost of the Tenant Improvements to be borne solely by Tenant.

B.

The “Completion Cost” shall mean the costs of completing the Tenant Improvements in accordance with the approved Working Drawings and Specifications, including but not limited to the following: (i) payments made to the TI Contractor, engineers, subcontractors and other third party consultants in the performance of the work, (ii) permit fees and other sums paid to governmental agencies, and (iii) costs of all materials incorporated into the work or used in connection with the work. The Completion Cost shall also include an administrative/overhead fee to be paid to Landlord or to Landlord’s management agent in the amount of 4% of the Completion Cost. Notwithstanding a thing herein or in the Lease to the contrary, the Completion Cost shall not include (and Landlord shall be solely responsible for and the Landlord’s Contribution shall not be used for) the following: (i) costs incurred due to the presence of hazardous materials in the Premises or the surrounding area; (ii) costs to bring the Office Building Project into compliance with applicable laws and restrictions; (iii) wages, labor and overhead for overtime and premium time for services rendered by Landlord’s employees, agents or vendors working directly for Landlord; (iv) offsite management, supervision fees or overhead costs incurred by Landlord other than the fee set forth in the preceding sentence; (v) construction costs in excess of the Cost Estimate, except for increases set forth in approved change orders; (vi) costs for improvements not shown in the final plans; (vii) restoration costs as a consequence of casualty; and (viii) costs to bring the Office Building Project into compliance with laws.

C.	The Tenants cost to Landlord shall be paid to Landlord within 30 days following substantial completion of the Tenant Improvements in accordance with this Work Letter.

ADDENDUM TO 3RD AMENDMENT DATED APRIL 18, 2018

TO THE LEASE DATED JULY 9, 2014 THE “ORIGINAL LEASE”, THE FIRST AMENDMENT DATED

MARCH 30, 2015, AND THE SECOND AMENDMENT DATED SEPTEMBER 16, 2015

LETTER OF CREDIT

a)

Within 30 days following Lessee’s execution of this Amendment, and as a condition precedent to Lessor’s obligations under the Lease, as hereby amended (which condition is for Lessor’s sole benefit), Lessee shall deliver to Lessor, as collateral for the full and faithful performance by Lessee of all of its obligations under the Lease, as hereby amended, and to compensate Lessor for all losses and damages Lessor may suffer as a result of any default or breach by Lessee under the Lease, an irrevocable and unconditional negotiable standby letter of credit (the “Letter of Credit”), in the form attached hereto as Exhibit A (or any other form approved by Lessor in its reasonable discretion) and containing the terms required herein, payable in the San Francisco Bay Area, California or by facsimile draw, running in favor of Lessor issued by a solvent, nationally recognized commercial bank (the “Bank”) that is acceptable to Lessor in its reasonable discretion and (i) is chartered under the laws of the United States, any State thereof or the District of Columbia, and which is insured by the Federal Deposit Insurance Corporation; (ii) has a long term rating of A or higher as rated by Standard & Poor’s, and Fitch Ratings Ltd (Fitch), under the supervision of the Superintendent of Banks of the State of California, or a national banking association (the “Letter of Credit Issuer Requirements”), in the amount of US $1,010,804.00 (the “Letter of Credit Amount”). Lessor hereby approves Wells Fargo Bank as the initial Bank.

b)

The Letter of Credit shall be (i) at sight, irrevocable and unconditional, (ii) maintained in effect, whether through replacement, renewal or extension, for the period from the date first written above and continuing until the date (the “Letter of Credit Expiration Date”) which is sixty (60) days after the expiration of the Lease, and Lessee shall deliver a new Letter of Credit or certificate of renewal or extension to Lessor at least thirty (30) days prior to the expiration of the Letter of Credit then held by Lessor, without any action whatsoever on the part of Lessor, (iii) subject to the International Standby Practices 1998, International Chamber of Commerce Publication #590, (iv) fully assignable by Lessor, (v) permit partial and multiple draws, and (vi) callable and drawable at sight.

c)

The Letter of Credit shall also provide that Lessor may, at any time and without notice to Lessee and without first obtaining Lessee’s consent thereto, transfer all or any portion of its interest in and to the Letter of Credit to another party, person or entity, regardless of whether or not such transfer is separate from or as a part of the assignment by Lessor of its rights and interests in and to the Lease. In the event of a transfer of Lessor’s interest in the Building, Lessor shall transfer the Letter of Credit, in whole or in part (or cause a substitute letter of credit to be delivered, as applicable) to the transferee and the transferee will assume all of Lessor’s obligations under the Lease from the date of the transfer and thereupon Lessor shall, without any further agreement between the parties, be released by Lessee from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole or any portion of said Letter of Credit to a new Lessor. In connection with any such transfer of the Letter of Credit by Lessor, Lessee shall, at Lessee’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer and, Lessee shall be solely responsible for paying the Bank’s transfer and processing fees in connection therewith.

d)

If, as result of any application or use by Lessor of all or any part of the Letter of Credit, the amount of the Letter of Credit shall be less than the Letter of Credit Amount, Lessee shall, within ten (10) days, provide Lessor with additional letter(s) of credit in an amount equal to the deficiency (or a replacement letter of credit in the total Letter of Credit Amount), and any such additional (or replacement) letter of credit shall comply with all of the provisions of this Section, and if Lessee fails to comply with the foregoing, notwithstanding anything to the contrary contained in the Lease, the same shall constitute an incurable default by Lessee. Lessee further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Lessor nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the Letter of Credit expires earlier than the Letter of Credit Expiration Date, a renewal thereof or substitute letter of credit, as applicable, shall be delivered to Lessor not later than thirty (30) days prior to the expiration of the Letter of Credit, which shall be irrevocable and automatically renewable as above provided through the Letter of Credit Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Lessor in its sole discretion. However, if the Letter of Credit is not timely renewed or a substitute letter of credit is not timely received, or if Lessee fails to maintain the Letter of Credit in the amount and in accordance with the terms set forth in this Section, Lessor shall have the right to present the Letter of Credit to the Bank, and the proceeds of the Letter of Credit may be applied by Lessor for Lessee’s failure to fully and faithfully perform all of Lessee’s obligations under this Lease and against any rent or other amounts payable by Lessee under this Lease that is not paid when due or to pay for all losses and damages that Lessor has suffered or that Lessor estimates that it will suffer as a result of any default by Lessee under this Lease. Any unused proceeds shall constitute the property of Lessor and need not be segregated from Lessor’s other assets.

e)

Lessee hereby acknowledges and agrees that Lessor is entering into this Amendment in material reliance upon the ability of Lessor to draw upon the Letter of Credit in the event Lessee fails to fully and faithfully perform any of Lessee’s obligations under the Lease, as hereby amended, and to compensate Lessor for all losses and damages Lessor may suffer as a result of the occurrence of any default on the part of Lessee under the Lease and Lessor may, at any time, but without obligation to do so, and without notice, draw upon the Letter of Credit, in part or in whole, for such purposes. Lessee agrees not to interfere in any way with payment to Lessor of the proceeds of the Letter of Credit, either prior to or following a “draw” by Lessor of any portion of the Letter of Credit, regardless of whether any dispute exists between Lessee and Lessor as to Lessor’s right to draw from the Letter of Credit. No condition or term of the Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner. Lessee agrees and acknowledges that Lessee has no property interest whatsoever in the Letter of Credit or the proceeds thereof and that, in the event Lessee becomes a debtor under any chapter of the Federal Bankruptcy Code, neither Lessee, any trustee, nor Lessee’s bankruptcy estate shall have any right to restrict or limit Lessor’s claim and/or rights to the Letter of Credit and/or the proceeds thereof by application of Section 502(b)(6) of the Federal Bankruptcy Code.

f)

Notwithstanding anything to the contrary herein, if at any time the Letter of Credit Issuer Requirements are not met, or if the financial condition of such issuer changes in any other materially adverse way such that Landlord reasonably determines that there is a material risk that the Bank can’t perform its obligations, as determined by Lessor in its sole discretion, then Lessee shall within ten (10) days of written notice from Lessor deliver to Lessor a replacement Letter of Credit which otherwise meets the requirements of the Lease, as hereby amended, including without limitation, the Letter of Credit Issuer Requirements. Notwithstanding anything in the Lease, as hereby amended, to the contrary, Lessee’s failure to replace the Letter of Credit and satisfy the Letter of Credit Issuer Requirements within such 10-day period Lessor shall constitute a default for which there shall be no notice or grace or cure periods being applicable thereto. In addition and without limiting the generality of the foregoing, if the issuer of any letter of credit held by Lessor is insolvent or is placed in receivership or conservatorship by the Federal Deposit Insurance Corporation, or any successor or similar entity, or if a trustee, receiver or liquidator is appointed for the issuer, then, effective as of the date of such occurrence, said Letter of Credit shall be deemed to not meet the requirements of this Section, and Lessee shall within ten (10) days of written notice from Lessor deliver to Lessor a replacement Letter of Credit which otherwise meets the requirements of this Section and that meets the Letter of Credit Issuer Requirements (and Lessee’s failure to do so shall, notwithstanding anything in the Lease, as hereby amended, to the contrary, constitute a default for which there shall be no notice or grace or cure periods being applicable thereto other than the aforesaid 10-day period).

g)

Lessor and Lessee acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or substitute therefor be (i) deemed to be or treated as a “security deposit” within the meaning of California Civil Code Section 1950.7, (ii) subject to the terms of such Section 1950.7, or (iii) intended to serve as a “security deposit” within the meaning of such Section 1950.7. The parties hereto (A) recite that the Letter of Credit is not intended to serve as a security deposit and such Section 1950.7 and any and all other laws, rules and regulations applicable to security deposits in the commercial context (“Security Deposit Laws”) shall have no applicability or relevancy thereto and (B) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws. The parties agree that the provisions of Civil Code Sections 1950.7 and 1951.7 do not apply to the Letter of Credit or any proceeds from the Letter of Credit.

h)

Provided that all Reductions Conditions (defined below) are satisfied as of the date of reduction, then the Letter of Credit Amount shall be reduced by US $346,450.00 on the first day of the forty-ninth month following the Expansion Premises Commencement Date and on each anniversary thereof during the Expansion Premises Term; provided, however, that in no event shall the Letter of Credit Amount be reduced below US $346,450.00. Any such reduction shall be accomplished by an amendment to the existing Letter of Credit or a replacement Letter of Credit in the new Letter of Credit Amount that complies with the terms of the Lease, as hereby amended. As used herein “Reduction Conditions” means all of the following conditions: (i) Lessee is not in default under any of the terms of Lease, as hereby amended, beyond applicable notice and cure periods, (ii) Lessee has not been in default under any of the terms of Lease, as hereby amended, during the twelve (12) month period prior to the date of reduction, (iii) Lessee has neither made a general assignment for the benefit of creditors, nor taken any corporate action in furtherance of bankruptcy or dissolution whether or not there exists any proceeding under an insolvency or bankruptcy law, nor has there been filed by or against Lessee any proceeding under an insolvency or bankruptcy law, nor the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Lessee, nor any execution or other judicially authorized seizure of all or substantially all of Lessee’s assets located upon the Premises or of Lessee’s interest in the Lease, and (iv) Lessee’s tangible net worth is not less than Seventy-One Million Dollars ($71,000,000.00), as reasonably determined by Lessor, as evidenced by audited financial statements prepared in accordance with generally accepted accounting principles consistently applied by a nationally recognized certified public accounting firm.

EXHIBIT A

Form of Letter of Credit

Contact Phones:

IRREVOCABLE STANDBY LETTER OF CREDIT

_____________, 20____	Our irrevocable standby Letter of Credit:

No.
Beneficiary:	Applicant:

[insert correct LANDLORD ENTITY]
Attn: [insert NAME]
[insert address]	Amount: Exactly USD $_______
( and /100 Dollars)
Final Date of Expiration: [INSERT
DATE WHICH IS 60 DAYS AFTER LEASE EXPIRATION DATE]

We (the “Bank”) hereby issue our irrevocable standby Letter of Credit No.                  in Beneficiary’s favor for the account of the above-referenced Applicant, in the aggregate amount of exactly USD $                     .

This Letter of Credit is available with us at our above office by presentation of your draft drawn on us at sight bearing the clause: “Drawn under                      [INSERT NAME OF BANK] Letter of Credit No.                  ” and accompanied by the following:

1.	The original of this Letter of Credit.

2.	A statement signed by you stating that you are entitled to draw upon the Letter of Credit in the requested amount pursuant to the terms of the Lease between you and the Applicant.

Partial and multiple draws under this Letter of Credit are permitted.

This Letter of Credit shall be automatically extended for an additional period of one (1) year, without amendment, from the present or each future expiration date but in any event not beyond                  [INSERT DATE WHICH IS 60 DAYS AFTER LEASE EXPIRATION DATE] which shall be the final expiration date of this Letter of Credit, unless, at least sixty (60) days prior to the then current expiration date we notify you by registered mail/overnight courier service at the above address that this Letter of Credit will not be extended beyond the current expiration date.

We hereby agree with you that all drafts drawn under and in compliance with the terms of this Letter of Credit will be duly honored upon presentation to us of the documents described in Paragraph 1 above on or before the expiration date of this Letter of Credit, without inquiry as to the accuracy thereof and regardless of whether Applicant disputes the content of any such documents or certifications.

This Letter of Credit is transferable and any such transfer may be effected by us, provided that you deliver to us your written request for transfer in form and substance reasonably satisfactory to us. Beneficiary may, at any time and without notice to Applicant and without first obtaining Applicant’s consent thereto, transfer all or any portion of Beneficiary’s interest in and to the Letter of Credit to another party, person or entity, regardless of whether or not such transfer is separate from or as a part of the assignment by Beneficiary of Beneficiary’s rights and interests in and to the Lease. Applicant shall be responsible for paying the Bank’s transfer and processing fees in connection with any such transfer, provided such transfer is not contingent on the payment of such fees. The original of this Letter of Credit together with any amendments thereto must accompany any such transfer request.

NOTWITHSTANDING THE FOREGOING, FACSIMILE PRESENTATIONS ARE PERMITTED. SHOULD BENEFICIARY WISH TO MAKE PRESENTATIONS UNDER THIS LETTER OF CREDIT ENTIRELY BY FACSIMILE TRANSMISSION IT NEED NOT TRANSMIT THIS LETTER OF CREDIT AND AMENDMENT(S), IF ANY. EACH FACSIMILE TRANSMISSION SHALL BE MADE AT:

Except so far as otherwise expressly stated, this documentary credit is subject to the International Standby Practices 1998, International Chamber Of Commerce Publication No. 590.

By:

Authorized signature

Please direct any correspondence including drawing or inquiry quoting our reference number to the above referenced address.